EXHIBIT 99.1

STATE INVESTORS BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Metairie, La., – Nov. 4, 2011 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company  of  State-Investors Bank, reported net income for the quarter ended September 30, 2011, of $193,000,  a decrease of $29,000, as compared to net income of $222,000 reported for the quarter ended September 30, 2010.  Net income for the nine months ended September 30, 2011 amounted to $682,000, a decrease of $58,000 from $740,000 in net income reported for the nine months ended September 30, 2010.  Earnings per share, basic and diluted, were $0.07 for the quarter ended September 30, 2011 and $0.23 per share, basic and diluted, for the nine months ended September 30, 2011.

The Company was organized by State-Investors Bank to facilitate State-Investors Bank’s conversion from mutual to stock form of organization, which was completed on July 6, 2011.  In connection with the conversion, the Company sold 2,909,500 shares of common stock at $10.00 per share and received proceeds of approximately $27.9 million, net of offering expenses.

The decrease in net income for the quarter ended September 30, 2011 resulted primarily from a $95,000, or 5.1%, decrease in net interest income and an increase of $8,000, or 0.55%, in non-interest expense, partially offset by a $62,000 increase in non-interest income and a $7,000, or 5.4%, decrease in the provision for income taxes.  The decrease in net interest income was due to a $349,000, or 11.9% decrease in total interest income partially offset by a decrease of $254,000, or 23.2%, in total interest expense as a result of an overall decline in the average cost of funds. The increase in non-interest income was primarily due to a $45,000 loss on the sale of investment securities available-for-sale that was recognized in the third quarter of 2010, compared to none in the third quarter of 2011. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $39,000, or 4.9%, as well as increases of $17,000 in professional fees and $16,000 in occupancy expenses, partially offset by decreases of $30,000 in advertising expense, $16,000 in deposit insurance premiums and $14,000 in data processing expense. A $30,000 charge to the provision for loan losses during the quarter ended September 30, 2011, reflects the increase in loan loss allowances deemed necessary by management.

The change in net income for the nine months ended September 30, 2011, compared to the same period in 2010, was primarily due to a decrease of $749,000, or 8.5%, in interest income, and an increase of $220,000, or 5.3%, in non-interest expense. This was partially offset by a decrease of $748,000, or 22.1%, in interest expense, an increase of $166,000 in non-interest income and a decrease in the provision for income taxes of $11,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds, respectively. The increase in non-interest income was due to a $75,000, or 71.4%, increase in service charges, fees and other operating income, and a $91,000 loss on sale of available-for-sale securities during the nine months ended September 30, 2010 compared to none in the nine months ended September 30, 2011.  The increase in non-interest expense was primarily due to increases of $105,000 in salaries and employee benefits expense, $80,000 in occupancy expense, $41,000 in professional fees, $40,000 in deposit insurance premiums, $19,000 in security expense and $17,000 in office supplies and postage expense partially offset by decreases of $80,000 in advertising expense and $16,000 in data processing expense.

At September 30, 2011, the Company reported total assets of $246.5 million, an increase of $37.8 million, or 18.1%, compared to total assets of $208.7 million at December 31, 2010.  The increase primarily reflected increases in investment securities of $33.2 million, and cash and cash equivalents of $3.4 million. The Company’s asset growth was funded by increased deposits and a $25.6 million increase in capital proceeds from our conversion offering completed on July 6, 2011. The $33.2 million increase in investment securities reflects the Company’s decision to invest a portion of its liquid assets in investment securities in order to enhance its yield. The $3.4 million increase in cash and cash equivalents reflected in large part the proceeds received in connection with the conversion offering completed in the third quarter of 2011. Advances from the Federal Home Loan Bank of Dallas amounted to $34.6 million at September 30, 2011, compared to $26.5 million at December 31, 2010, an increase of $8.1 million, or 30.7%. At September 30, 2011, the Company reported $1.8 million of non-performing assets, or 0.74%, of total assets at such date.

Total stockholders’ equity increased $26.3 million, or 123.7%, to $47.6 million at September 30, 2011, from $21.3 million at December 31, 2010, primarily due to the issuance of common stock in the conversion offering, net income of $682,000 for the nine months ended September 30, 2011, and an increase in unrealized gain on securities available for sale of $8,000 net of the deferred tax effect.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheet
(In thousands)
	September 30, 2011	December 31, 2010
ASSETS	(Unaudited)

Cash and cash equivalents	$10,413	$7,031
Investment securities	42,579	9,379
Loans receivable, net	180,951	180,631
Other assets	12,593	11,647

Total assets	$246,536	$208,688

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$161,668	$159,130
FHLB advances	34,615	26,483
Other liabilities	2,634	1,784

Total liabilities	198,917	187,397

Total shareholders’ equity	47,619	21,291
Total liabilities and shareholders’ equity	$246,536	$208,688

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statement
(In thousands)
	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$2,589	$2,938	$8,070	$8,819
Total interest expense	839	1,093	2,642	3,390
Net interest income	1,750	1,845	5,428	5,429
Provision for loan losses	30	35	124	110
Net interest income after provision for loan losses	1,720	1,810	5,304	5,319
Non-interest income	69	7	180	14
Non-interest expense	1,473	1,465	4,390	4,170
Income before income taxes	316	352	1,094	1,163
Income taxes	123	130	412	423

NET INCOME	193	222	682	740

Earnings Per Share
Basic	$0.07	NA	$0.23	NA
Diluted	$0.07	NA	$0.23	NA

Ratios:	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Average interest rate spread	3.07%	3.57%	3.35%	3.45%
Net interest margin	3.19%	3.72%	3.44%	3.61%
Average interest-earning assets to
average interest-bearing liabilities	107.31%	106.86%	105.19%	107.22%

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer
(504) 832-9400

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